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                          EXHIBIT 11

              COMPUTATION OF PER SHARE EARNINGS

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             COMPUTATION OF PER SHARE EARNINGS         Exhibit 11



                                        Years Ended June 30,
                                   ------------------------------
                                     1997       1996       1995
                                   --------   --------   --------
                                       (thousands of dollars,
                                     except per share amounts)

Net earnings available for
   common stock..................  $ 19,032   $ 20,839   $ 16,069

Primary earnings per share:
   Average shares outstanding....    17,071     16,990     16,874
   Common stock equivalents......       674        532        375
                                   --------   --------   --------
   Average shares outstanding....    17,745     17,522     17,249
                                   ========   ========   ========

   Primary earnings per share....  $   1.07   $   1.19   $   0.93
                                   ========   ========   ========

Fully diluted earnings per share:
   Average shares outstanding....    17,071     16,990     16,874
   Common stock equivalents......       682        572        398
                                   --------   --------   --------
   Average shares outstanding....    17,753     17,562     17,272
                                   ========   ========   ========

   Fully diluted earnings per
      share......................  $   1.07   $   1.19   $    .93
                                   ========   ========   ========

-----------------

Note: All periods have been adjusted for each of the 5% stock dividends distributed on December 10, 1996 and November 27, 1995 and the four-for-three stock split distributed in the form of a 33 1/3% stock dividend on March 11, 1996.